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                                                                   Exhibit 4.3

                              AMENDMENT OF BY-LAWS
                              --------------------
           [as excerpted from the Board Consent of February 14, 2001]

         WHEREAS, the Board believes it to be in the best interests of the Corporation to amend Section 2.04 of Article II of the By-Laws in order to comply with the request to add a provision for the removal of directors with or without cause made by the California Department of Corporations regarding the Company's Filing by Coordination of the Registration Statement on Form S-8 which was previously filed with the Securities and Exchange Commission;

                  RESOLVED, that Section 2.04 of Article II of the By-Laws of the Corporation is amended to read as follows:

                  "(a) The Board of Directors or the shareholders of the corporation, by a majority vote, may declare vacant the office of a director who has been declared incompetent by an order of a court of competent jurisdiction or convicted of a felony.

                  (b) Any director may be removed from office with or without cause."